Exhibit 99.1

BERKSHIRE HATHAWAY AND WESCO FINANCIAL CORPORATION ANNOUNCE

PER SHARE MERGER CONSIDERATION

For Immediate Release	June 23, 2011

OMAHA, NE and PASADENA, CA, June 23, 2011 — Berkshire Hathaway Inc. (NYSE: BRK.A; BRK.B) (“Berkshire”) and Wesco Financial Corporation (NYSE Amex: WSC) (“Wesco”) announce that the per share merger consideration in connection with the proposed merger (the “Merger”) of Wesco with and into a subsidiary of Berkshire is $385.00.

The special meeting of the Wesco shareholders to vote on the adoption of the merger agreement is scheduled to be held on June 24, 2011. The per share merger consideration set forth herein is based on a special meeting date and anticipated closing date of June 24, 2011. If the special meeting is postponed or adjourned to a later date, the per share merger consideration would be adjusted in the manner set forth in the merger agreement.

The $385.00 per share merger consideration was calculated as follows (with the aggregate numbers rounded to the nearest cent for purposes of this release):

•	$386.55, which represents Wesco’s shareholders’ equity per share as of January 31, 2011, estimated for purposes of the merger agreement, plus

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$4.74 per share, which represents an earnings factor of $.98691 per share per month (and pro rated on a daily basis for the month of June) for the period beginning February 1, 2011 and ending June 24, 2011, minus

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$5.49 per share, which is the sum of the following (expressed on a per share basis, net of taxes) for the period beginning February 1, 2011 and ending June 22, 2011 (the second full trading day prior to the date of the Wesco special meeting): (a) the change (positive or negative) in net unrealized appreciation of Wesco’s investment securities, (b) the amount of net realized investment gains or losses and (c) the amount of other-than-temporary impairment charges with respect to Wesco’s investment securities; minus

•	$.42 per share, which is the amount of the per share cash dividend paid on June 9, 2011 to Wesco shareholders of record on May 25, 2011; minus

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$.38 per share, which represents a good faith estimate (expressed on a per share, after-tax basis) of the fees and expenses of the advisors to the Wesco special committee and of the legal counsel to Wesco and Wesco’s one-half share of the fees and expenses incurred in connection with printing and mailing the proxy statement/prospectus and the Securities and Exchange Commission (“SEC”) filing fees relating to the Merger, in each case incurred or to be incurred subsequent to December 31, 2010 in connection with the Merger.

The exchange ratio in the Merger is 5.0611, so that, for one share of Wesco common stock that is exchanged for Berkshire Class B common stock, a Wesco shareholder would receive five shares of Berkshire Class B common stock and the remainder payable as cash in lieu of a fractional share.

The Merger remains subject to the conditions set forth in the merger agreement, including the shareholder approval requirements and the absence of certain events described therein.

Wesco engages in three principal businesses through its own direct or indirect subsidiaries, including the insurance business, the furniture rental business and the steel service center business. Wesco’s operations also include the management of commercial and residential real estate in downtown Pasadena, California.

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services.

Forward-Looking Statements

Statements that describe the objectives, expectations, plans or goals of Wesco (including, without limitation, their expectations with respect to the timing of the closing of the Merger) are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements.

We caution against placing undue reliance on forward-looking statements, which reflect our current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from our forward-looking statements may appear in Wesco’s public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult.

Additional Information

In connection with the proposed transaction, Berkshire has filed with the SEC a registration statement that includes a proxy statement of Wesco that also constitutes a prospectus of Berkshire relating to the proposed transaction. On or about May 19, 2011, Wesco began mailing the definitive proxy statement/prospectus to shareholders of record as of the close of business on May 16, 2011. Investors are urged to read the registration statement and definitive proxy statement/prospectus and any other relevant documents filed with the SEC, because they contain important information about Wesco, Berkshire and the proposed transaction. The registration statement and definitive proxy statement/prospectus and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov, Berkshire’s website at www.berkshirehathaway.com and Wesco’s website at www.wescofinancial.com. Wesco, Berkshire and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC. Information regarding the directors and executive officers of Wesco and of Berkshire is included in the registration statement and definitive proxy statement/prospectus regarding the proposed transaction filed with the SEC.

Contact

Marc Hamburg - Berkshire Hathaway - (402) 346-1400